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                                   EXHIBIT 3B

                              AMENDMENT TO BY-LAWS

                                TOYS "R" US, INC.

                           (effective March 11, 1997)



Section 2.1 of the Restated Bylaws of Toys "R" Us, Inc. is hereby amended and restated in its entirety to read as follows:

Section 2.1 (a)  Number,  Term of Office,  Nominations  and  Qualification.  The
business, property and affairs of the Corporation shall be managed and controlled by a board of directors consisting of such number of Directors either as may be designated by the Board of Directors by resolution or as may be nominated for election to the Board of Directors by the Corporation's stockholders. The Directors shall be elected at the annual meeting of stockholders, and serve (subject to Article IV) until the next succeeding annual meeting of stockholders and until the election and qualification of their respective successors.

(b) Nominations. Only persons who are nominated in accordance with the procedures set forth in this Section 2.1(a) shall be eligible for election as Directors by the Stockholders. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of Stockholders by or at the direction of the Board of Directors or the Nominating Committee of the Board of Directors or by any beneficial owner of at least $1000 in current value of shares of the Corporation entitled to be voted for the election of the Directors at the meeting who complies with the notice procedures set forth in this Section 2.1. Such nominations, other than those made by or at the direction of the Board of Directors or the Nominating Committee of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the meeting; provided, however, that if less than 100 days notice or prior public disclosure of the date of the meeting is given or made to the Stockholders, notice by the Stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such Stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director: (i) the name, age, business address and residence address of such person as they appear in the Corporation's records, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation that are beneficially owned by such person and (iv) any other information that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (b) as to the Stockholder giving the notice: (i) the name and address, as they appear on the Corporation's books, of such Stockholder; (ii) the class and number of shares of the Corporation that are beneficially owned by such Stockholder as of the record date; (iii) a representation that the Stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary that information required to be set forth in a Stockholder's notice of nomination that pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.1(a).

(c) Power of Chairman Regarding Nominations. The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the By-Laws, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.



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